Exhibit 5.1

C. Thomas Hopkins

T: +1 310 883 6417

thopkins@cooley.com

April 11, 2016

Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sientra, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 180,000 shares of the Company’s Common Stock, $0.01 par value (the “Inducement Shares”), pursuant to the Company’s Inducement Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We expenses no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Inducement Shares, when sold and issued in accordance with the Plan and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401  T: (310) 883-6400  F: (310) 883-6500  WWW.COOLEY.COM